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                                                                EXHIBIT 11



                                ALTRIS SOFTWARE, INC.


                STATEMENT RECOMPUTATION OF NET INCOME (LOSS) PER SHARE
                                     (Unaudited)
                         (In thousands except per share data)


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
                                         For the three months   For the six months
                                            ended June 30,         ended June 30,
                                         --------------------   ------------------
                                           1996       1995        1996     1995
                                           ----       ----        ----     ----
                                        (Restated)             (Restated)
Net income (loss) per consolidated
  financial statements                    $   505   $   427     $  (612)  $   652
                                          --------  --------    --------  --------
                                          --------  --------    --------  --------

Primary net income (loss) per share:
  Weighted average common shares           18,404    13,913      17,696    13,827
  Common stock equivalents:
   Common stock options                       608       155           -       239
   Common stock warrants                        -         -           -         -
   Convertible preferred stock                175         -                   -                            -
                                          --------  --------    --------  --------
Weighted average shares outstanding        19,187    14,068      17,696    14,066
                                          --------  --------    --------  --------
                                          --------  --------    --------  --------

Fully diluted net income (loss) per share:
  Weighted average common shares           18,404    13,913      17,696    13,827
  Common stock equivalents:
   Common stock options                       608       155           -       239
   Common stock warrants                        -         -           -         -
   Convertible preferred stock                175         -           -         -
                                          --------  --------    --------  --------

Weighted average shares outstanding        19,187    14,068      17,696    14,066
                                          --------  --------    --------  --------
                                          --------  --------    --------  --------
Net income (loss) per share:
  Primary                                 $   .03   $   .03     $ (0.04)  $   .05
                                          --------  --------    --------  --------
                                          --------  --------    --------  --------

  Fully diluted                           $   .03   $   .03     $ (0.04)  $   .05
                                          --------  --------    --------  --------
                                          --------  --------    --------  --------
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